Exhibit 99.1

Poniard Pharmaceuticals Reports Third Quarter 2010 Financial Results

- Conference Call Today at 4:30 p.m. Eastern Time -

SOUTH SAN FRANCISCO, Calif. — November 9, 2010 — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today reported financial results for the third quarter ended September 30, 2010.

Regarding the Company’s ongoing review of strategic alternatives, Ronald Martell, chief executive officer of Poniard, said: “Poniard is actively focused on the execution of strategic alternatives aimed at optimizing the value of the Company and of our lead program, picoplatin. This effort is our highest priority, and one for which the management team and its advisors are working diligently to achieve a successful outcome.”

Third Quarter 2010 Unaudited Financial Results

The Company reported a net loss of $6.4 million ($0.13 diluted loss per share on a loss applicable to common shares of $6.5 million) for the quarter ended September 30, 2010, compared with a net loss of $9.9 million ($0.29 diluted loss per share on a loss applicable to common shares of $10.0 million) for the quarter ended September 30, 2009. For the first nine months of 2010, the net loss was $24.9 million ($0.55 diluted loss per share on a loss applicable to common shares of $25.6 million), compared to a net loss of $32.5 million ($0.95 diluted loss per share on a loss applicable to common shares of $32.9 million) for the same period in 2009.

Total operating expenses for the quarter ended September 30, 2010 were $6.0 million compared with $9.2 million for the quarter ended September 30, 2009. Year to date, total operating expenses were $23.2 million compared to $30.5 million for the first nine months of 2009.

Research and development expenses were $0.9 million for the quarter ended September 30, 2010, compared with $5.1 million for the quarter ended September 30, 2009. Year to date, research and development expenses were $7.9 million, compared to $18.5 million for the same period in 2009.

General and administrative expenses were $5.1 million for the quarter ended September 30, 2010, compared to $4.1 million for the quarter ended September 30, 2009. Year to date, general and administrative expenses were $13.7 million compared to $10.9 million for the same period in 2009. The increase in both periods was primarily attributable to increased accounting and legal fees associated with our evaluation of potential strategic alternatives and to increased share-based compensation for the year to date period.

Cash and investment securities as of September 30, 2010, were $23.3 million, compared to $43.4 million at December 31, 2009.  Management currently believes that the existing cash and investment securities will provide adequate resources to fund operations at least through the end of 2010.

Conference Call Details

Poniard’s management team will host a conference call and Webcast today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. To participate in the call by telephone, please dial 866-804-6921 (United States) or 857-350-1667 (International). The passcode for the conference call is 12705036. In addition, the call is being Webcast and can be accessed on the “Events” page of the “News & Events” section of the Company’s Web site at http://www.poniard.com. A replay of the Webcast will be available on the Company’s Web site for 10 days.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward-Looking Statements

This release contains forward-looking statements describing, among other things, the Company’s projected financial position and future operations, the adequacy of its cash resources, the Company’s plan to focus its resources on the continued development of picoplatin, the Company’s assessment of the value of the picoplatin asset and the commercial and therapeutic potential of picoplatin, the Company’s plan to explore strategic alternatives to support the continued development of picoplatin, and the Company’s goal of optimizing shareholder value. Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including the Company’s anticipated future operating losses, need for future capital and ability to obtain future funding on a timely basis, on favorable terms, or at all; the risk that strategic relationships may not be established on a timely basis, on terms that are ultimately favorable to the Company, or at all; the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s ability to retain key personnel; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; the receipt and timing of FDA and other required regulatory approvals, if at all; the Company’s ability to maintain compliance with Nasdaq listing standards; and other the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$—	$—
Operating expenses:
Research and development (Note 1)	891	5,056	7,870	18,545
General and administrative (Note 1)	5,060	4,142	13,747	10,929
Restructuring & asset impairment	—	—	1,626	1,056
Total operating expenses	5,951	9,198	23,243	30,530
Loss from operations	(5,951)	(9,198)	(23,243)	(30,530)
Other income (expense), net	(498)	(679)	(1,641)	(2,017)
Net loss	(6,449)	(9,877)	(24,884)	(32,547)
Preferred stock dividends	(48)	(125)	(688)	(375)
Loss applicable to common shares	$(6,497)	$(10,002)	$(25,572)	$(32,922)
Loss per share:
Basic and diluted	$(0.13)	$(0.29)	$(0.55)	$(0.95)
Shares used in calculation of loss per share:
Basic and diluted	48,237	34,769	46,357	34,723

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2010	December 31, 2009
	(Unaudited)	(Note 2)
ASSETS:
Cash and investment securities	$23,345	$43,389
Cash - restricted	158	281
Facilities and equipment, net	73	219
Licensed products, net	6,681	7,592
Other assets	887	961
Total assets	$31,144	$52,442
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$12,425	$17,127
Long term liabilities	6,585	11,671
Shareholders’ equity	12,134	23,644
Total liabilities and shareholders’ equity	$31,144	$52,442

Note 1:  Patent related legal expenses are included in G&A expenses. The 2009 expenses have been reclassified above to conform to this presentation.

Note 2:  Derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.